Exhibit 99.3

QualTek First Half 2021 Business Update

August 11, 2021

Welcome to the QualTek 2021 first half 2021 business update.

Disclaimer

Please note that this call will include forward-looking statements regarding QualTek’s financial performance and operating results. These statements are based on management's current expectations, and actual results could differ from what is stated as a result of certain factors identified in the Roth CH Acquisition III Co.’s preliminary proxy that was filed with the SEC this morning.

In addition, this call will include information with respect to QualTek’s financial performance for the second quarter and first half of 2021. This information is based upon QualTek’s estimates and currently available information, and is subject to revision as a result of, among other things, the completion of its financial closing procedures, the completion of its financial statements for such period and the completion of other operational procedures. Any such change may potentially be material. Listeners should exercise caution in relying on this information and should draw no inferences from this information regarding financial or operating data not provided. QualTek cannot assure you that these preliminary results will not differ materially from the information reflected in its financial statements for such period when they have been finalized.

Additionally, this call will include certain non-GAAP material measures, including adjusted EBITDA. Further information on these non-GAAP financial measures is included in Roth CH Acquisition III Co.’s preliminary proxy that was filed with the SEC this morning. I will now turn the call over to Scott Hisey.

Call

Good morning, I’m Scott Hisey, CEO of QualTek and thank you for listening to our first half 2021 business update call. During this call we will review estimates for our first half results and give updated guidance for calendar year 2021 and 2022. For additional information please refer to Roth CH Acquisition III Co.’s preliminary proxy and 8-K that were filed with the SEC this morning.

As we have highlighted in previous discussions, 2021 is the beginning of what we believe to be a significant ramp in both the telecommunications and renewables industries.

Consolidated revenues in the first half of 2021 are expected to be approximately $255 million, compared to the first half 2021 budget of $297 million. Adjusted EBITDA in the first half of 2021 is expected to be approximately $11.4 million, excluding losses related to the non-core Canadian operations which are held for sale. This compares to the first half 2021 adjusted EBITDA budget of $17.7 million.

In our telecommunications segment, our first half revenue is estimated to be approximately $230 million compared to the first half budget of $264 million. First half telecommunications adjusted EBITDA is estimated to be $16 million excluding an approximate $2 million loss related to Canadian operation. This compares to the first half 2021 adjusted EBITDA budget of $20.8 million.

The reduction in our expected telecommunications revenue and adjusted EBITDA for the first half of 2021 is attributable to:

-	A slower than expected buildout by telecommunications customers following the recent C-band spectrum auctions;
-	QualTek customers in the East region upgrading tower sites at a slower pace than anticipated;
-	The impact of COVID-19 on the wireline segment, including COVID-19-related delays in completing work;
-	Equipment availability issues and equipment delivery delays;
-	Delayed work in the wireline Canadian business, a non-core business which has been designated for sale;
-	Certain telecom projects are ramping slower than originally forecasted.

In our telecommunications segment, our team remains extremely confident that we are well positioned to meet and exceed our customers’ expectations as 5G and new broadband initiatives get started. Although there were some delays in our 2021 forecasted project starts, we are now beginning an aggressive crew ramp to support our customers build schedules for the balance of 2021 and 2022. We are seeing significant bid activity for projects starting in 2022.

We are pleased to report that we recently closed the acquisition of Broken Arrow Communications, that will add additional crews to our west coast wireless operations. We have other telecommunications acquisition targets in advanced stages of negotiations and anticipate executing our previously discussed M&A and organic growth strategy.

Turning to our renewables & recovery segment, our first half revenue is estimated to be approximately $25 million compared to the first half budget of $33 million. First half adjusted EBITDA is estimated to be approximately $4 million compared to a budget of $6.6 million

Reduction in expected renewables & recovery revenue and adjusted EBITDA for the first half of 2021 is attributable to:

-	Delays in certain renewables and recovery logistics projects in Texas because of heavy rains in the second quarter of 2021. This prevented QualTek from performing fiber connectivity work on a large project;
-	Loss of previously awarded contracts with a large renewables customer due to the customer mandating that the work be fulfilled by a unionized workforce.

However, some of these negative effects were partially offset by higher than anticipated non-hurricane storm work. In addition, QualTek expects to complete the work affected by the heavy rain in Texas in Q3 of 2021.

As previously stated, it was our main objective as we entered the renewables space to leverage our relationships in the power industry to increase our customer base. We were recently qualified with two large power companies on renewable projects. We believe that we are strongly positioned to add additional customers in the 2nd half of 2021 for 2022 and the future.

I’d like to now turn it over to our CFO Adam Spittler to discuss updated calendar year 2021 and 2022 guidance.

Thank you Scott. Based on our preliminary first half results we are now projecting an adjusted EBITDA range from $85 million to $106 million for the year ending December 31, 2021. This compares to earlier guidance of $106 million for calendar year 2021. The ultimate result will depend, in part, on weather activity (in particular, the 2021 Atlantic hurricane season and other weather events) and the timing of awards of large projects by QualTek’s customers, which may occur in 2021 or be delayed until 2022.

In addition, QualTek projects adjusted EBITDA of $120 million to $140 million for the year ending December 31, 2022. This compares to earlier adjusted EBITDA guidance of $120 million for 2022. This increase is primarily due to the following:

-	Several large 2021 project start-dates delayed until early 2022;
-	Greater clarity on customer build plans related to 5G deployment; and
-	Increased visibility in C-BAND spectrum deployment plans.

Further, the pending infrastructure bill making its way through congress may provide additional customer demand for our services.

Moving to our acquisitions, as mentioned earlier, we continue to execute on the M&A strategy as set forth in our original presentation from June 16th. On August 6th we closed the acquisition of Broken Arrow Communications. This acquisition bolsters our west coast wireless presence adding approximately 50 self-perform climbing crews. This will augment our upcoming C-band spectrum deployment capabilities as well as other 5G wireless initiatives.

Our M&A pipeline remains strong as we have an accelerated flow of accretive transactions that we are currently exploring as our customers continue to seek consolidation of vendors.

Now I’ll turn it back to Scott.

Thank you again for listening to our first half 2021 business update. Although first half 2021 performance did not meet our expectations, we remain extremely excited about the second half of 2021 and our future as a public company. Thank you again.